UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 23, 2009 (December 18, 2009)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland	1-267	13-5531602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania	15601-1689
(Address of principal executive of offices)	(Zip code)

Registrant’s telephone number, including area code: (724) 837-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2009, Monongahela Power Company (“Mon Power”), a wholly-owned subsidiary of Allegheny Energy, Inc. (“Allegheny”), entered into a new $110 million Credit Agreement (the “Credit Agreement”) with certain banks, financial institutions and other institutional lenders, The Bank of Nova Scotia, as Joint Lead Arranger and Administrative Agent (“Scotia Bank”), and Union Bank, N.A., as Joint Lead Arranger and as Syndication Agent (collectively, the “Bank Parties”).

The Credit Agreement provides for a $110 million unsecured revolving credit facility (the “Revolving Facility”). The full amount of the Revolving Facility may be used, if availability exists, to issue letters of credit. The proceeds of any borrowings under the Revolving Facility may be used for working capital and general corporate purposes.

Mon Power is required to repay the principal amount borrowed under the Facility in full at maturity on December 18, 2012. Mon Power may, subject to the restrictions specified in the Credit Agreement, borrow, repay or prepay, and re-borrow amounts under the Revolving Facility from time to time.

Advances under the Credit Agreement currently bear interest, depending on the type of advance requested by Mon Power, at a rate equal to either (i) the highest of: the rate announced publicly by Scotia Bank, from time to time, as Scotia Bank’s base rate; 0.5% above the Federal Funds Rate (as defined in the Credit Agreement) or 1.0% above the Eurodollar Rate (as defined in the Credit Agreement) (the “Base Rate”), plus an applicable margin, which is currently 2.25% for Base Rate advances, or (ii) the Eurodollar Rate (as defined in the Credit Agreement), plus an applicable margin, which is currently 3.25% for Eurodollar Rate advances. The applicable margins for both Base Rate and Eurodollar Rate advances will be reduced in the event of certain improvements in Mon Power’s Public Debt Rating (as defined in the Credit Agreement) and will be increased in the event of certain reductions in Mon Power’s Public Debt Rating. The Eurodollar Rate is determined by dividing LIBOR (as defined in the Credit Agreement) by a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage (as defined in the Credit Agreement). Mon Power’s ability to request and maintain Eurodollar Rate loans is subject to certain limitations.

The Credit Agreement contains affirmative, negative and financial covenants including, among other things, limits on the incurrence of additional liens and restrictions on mergers, sales of assets and investments, as well as a maximum limit on the ratio of Consolidated Debt (as defined in the Credit Agreement) to Total Capitalization (as defined in the Credit Agreement). The events of default under the Credit Agreement include, among other things, failure to pay under the Credit Agreement or under any other debt of Mon Power or certain of its material subsidiaries having an aggregate principal amount of $40 million, failure to perform or observe covenants under the Credit Agreement or other Financing Documents (as defined in the Credit Agreement) (in each case, with customary grace periods, as applicable), insolvency events, change of control events and material judgments. The Credit Agreement provides that, upon the occurrence of an event of default, payment of all outstanding loans under the Credit Agreement may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement automatically become immediately due and payable, and the lenders’ commitments automatically terminate.

Some of the Bank Parties have or may have had various relationships with Mon Power, Allegheny, and their affiliates involving the provision of a variety of financial services.

The foregoing does not constitute a complete summary of the terms of the Credit Agreement and reference is made to the complete text of agreement, which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 18, 2009, among Monongahela Power Company, certain banks, financial institutions and other institutional lenders party thereto, The Bank of Nova Scotia, as Joint Lead Arranger and Administrative Agent and Union Bank, N.A., as Joint Lead Arranger and as Syndication Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY ENERGY, INC.

Dated: December 23, 2009	By:	/s/ DAVID M. FEINBERG
	Name:	David M. Feinberg
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 18, 2009, among Monongahela Power Company, certain banks, financial institutions and other institutional lenders party thereto, The Bank of Nova Scotia, as Joint Lead Arranger and Administrative Agent and Union Bank, N.A., as Joint Lead Arranger and as Syndication Agent.